NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces First Quarter Results

•	Net sales for Q1 of Transition Period 2011 increased 17% over prior year Q1 sales to $29.2 million.

•	Income from continuing operations increased significantly to nearly $2.0 million, or $.06 per share, compared to prior year Q1 income from continuing operations of $0.7 million, or $.02 per share.

•	Cash balances increased by $1.6 million during Q1 of TP 2011 to $14.1 million as of October 2, 2012.

Menomonee Falls, Wis., November 16, 2011 -- Magnetek, Inc. (“Magnetek” or “the Company”, NYSE: MAG) today reported the results of its first quarter of transition period 2011, ended October 2, 2011 (see below for a definition of Transition Period 2011).

First Quarter Results

In its first quarter of transition period 2011, Magnetek recorded revenue of $29.2 million, a 17% increase from the prior year first quarter and a 6% sequential decrease from the fourth quarter of fiscal 2011. The increase in sales from the prior year quarter reflects year-over-year sales growth in the Company's served material handling, elevator and mining markets. As a result of the increased sales volume and favorable shift in the Company's sales mix, first quarter earnings per share from continuing operations tripled to $.06 per share over prior year first quarter earnings per share from continuing operations.
“Most of our end markets continued to show signs of moderate expansion during the first quarter, particularly on the industrial side of our business. The only exception was in the renewable energy market where, as we expected, sales of wind inverters declined sequentially from prior quarter levels. While there is increasing uncertainty over future economic activity in the U.S. and a growing fear of recession, manufacturing activity remains one of the few bright spots of the U.S. economy,” said Peter McCormick, Magnetek's president and chief executive officer. “Our incoming order rate in the first quarter does not indicate any sign of a slowdown in our business. In fact our first quarter bookings were up 14% sequentially over our fourth quarter, so that should translate into another solid performance in the current quarter. Longer-term, we remain confident in our strategic initiatives for growing our business, and as a result, we believe we are well positioned to outpace overall economic growth rates going forward. At the same time, we're well aware that economic conditions remain dynamic and very volatile. We're mindful that our business conditions could deteriorate in the future, and we're well prepared to respond accordingly if that happens,” said McCormick.
Gross profit amounted to $9.8 million (33.6% of sales) in the first quarter of transition period 2011 versus $7.5 million (30.3% of sales) in the same period a year ago. The increase in gross profit and gross margin was mainly due to higher sales volume of products with material handling and mining applications, as well as improved margins in the Company's elevator products due to new product introductions and cost reduction actions.
Total operating expenses, consisting of research and development (“R&D”), pension expense and selling, general and administrative (“SG&A”) costs, were $7.6 million in the first quarter of transition period 2011, compared to operating expenses of approximately $6.6 million in the prior year period. Compared to the prior year first quarter, current year operating expenses were impacted by higher sales and marketing expenses, from both volume-related selling expenses and increased payroll-related costs, and increased incentive compensation provisions, partially offset by lower pension expense. Compared to the Company's fourth quarter of fiscal 2011, operating expenses were down $1.2 million sequentially, due to lower incentive compensation provisions, lower pension expense, and lower R&D expenses, mainly due to reductions in outside contracted labor costs.
Income from operations in the first quarter of Transition Period 2011 was $2.3 million compared to income from operations of $0.9 million for the same period last year. Income from continuing operations after provision for income taxes in the first quarter of Transition Period 2011 was $2.0 million, or $.06 per share, compared to after-tax income from continuing operations of $0.7 million, or $.02 per share, in the same period last year. Including results of discontinued operations, the Company recorded net income of $.05 per share in the first quarter of Transition Period 2011 versus net income of $.01 per share in the first quarter of fiscal 2011.
Unrestricted cash balances increased by $1.6 million during the first quarter of Transition Period 2011 to $13.9 million at October 2, 2011, reflecting both improved working capital velocity and the impact of the Company's pension funding waiver application. As previously disclosed, the Company filed an application with the Internal Revenue Service (“IRS”) in February 2011 for a waiver of its minimum funding requirements (contributions) for the pension plan year 2011. As a result of the funding waiver request, which was approved by the IRS in October 2011, the Company did not make the scheduled quarterly installment of $3.4 million due on July 15, 2011 (see “Pension Update” below). However, the Company did make a cash contribution of $1.9 million to its pension plan in September 2011, which represented the final contribution for plan year 2010.

Operations and Outlook

Total bookings for the first quarter of Transition Period 2011 were $29.2 million, resulting in a book-to-bill ratio for the quarter of 100%. The book-to-bill ratio for the Company's industrial markets (material handling, elevator and mining) was 104% in the first quarter of Transition Period 2011, as bookings of products for material handling applications were $19.0 million, while new orders for mining products totaled $3.5 million. Total Company order backlog was $21.1 million at October 2, 2011.
“Demand levels continued to increase in our traditional served industrial markets, particularly for products with material handling and mining applications. It remains to be seen how various political and economic uncertainties will impact our served markets and customer spending patterns going forward,” said Mr. McCormick. “Despite this uncertainty, we continued to make steady progress during the quarter toward our growth, profitability and cash flow objectives. We're committed to expanding our business through a combination of market share gains, new product introductions, and new market penetration, including new geographies. We made a strategic decision some time ago to allocate resources toward the development of utility-scale power inverters for the solar market in an effort to diversify both our customer base and our product portfolio in renewable energy,” continued Mr. McCormick. “We believe the North American solar market offers us the best growth opportunities in renewable energy, particularly at the large-scale end of the market, and we made significant progress toward entering the market in early calendar 2012. At the same time, we've continued to introduce new products and gain market share in our more established markets. We've also managed our cost structure and our asset base quite effectively, optimizing both profitability and cash flow. In summary, our business has good momentum in the near-term, and we're confident in our ability to execute well and grow our business in the long-term,” concluded Mr. McCormick.
Historically the Company's fiscal quarter ending on the Sunday nearest December 31st has been seasonally stronger from a sales standpoint, particularly in material handling. However, the Company also does not currently anticipate growth in shipments of wind power inverters during the second quarter of Transition Period 2011. As a result, the Company currently expects its operating results for the second quarter of Transition Period 2011 to be similar to the operating results of the first quarter of Transition Period 2011.

Pension Update

As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003. Based mainly on the number of participants and decreasing interest rates over the past several years, both the annual pension expense as calculated under U.S. generally accepted accounting principles (“GAAP”) as well as Company contributions to the pension plan, as calculated under the Pension Protection Act of 2006 as amended, have been significant for the past several years.
In response to the level of the Company's projected pension funding obligations relative to its current operating cash flows, the Company filed an application with the IRS in February 2011 for a waiver of its minimum funding requirements (contributions) for the pension plan year 2011. The amount of the funding waiver requested was approximately $17 million, scheduled to be funded in quarterly installments from April 2011 through January 2012, with a final installment due in September 2012. The Company's waiver request was approved by the IRS in October 2011. As a result, the 2011 plan year scheduled contributions of $17 million will be deferred and amortized with interest over plan years 2012 through 2016.
“While we haven't had any recent positive news on our pension issue in the form of higher interest rates or positive asset returns, the funding waiver has had a significant favorable impact on our cash flow over the past six months, as our cash balances have increased by more than $8 million since March 2011. Provided our business remains healthy, we would expect to see a similar positive impact on our cash over the following six months. Our main objective in applying for the waiver was primarily to strengthen our balance sheet by increasing our cash reserves, and we've been successful in doing that. The higher cash reserves provide us with greater financial stability as well as additional resources should we choose to invest in accelerating certain growth opportunities,” said Mr. McCormick.

Transition Period 2011

On August 9, 2011, the Company announced a change in its fiscal year-end from the Sunday nearest to June 30 of each calendar year to the Sunday nearest December 31, with the change to a calendar year reporting cycle beginning January 2, 2012. As a result, the Company is currently in Transition Period 2011, a six month fiscal period from July 4, 2011, through January 1, 2012.

Company Webcast

This morning, at 11:00 a.m. Eastern daylight time, Magnetek management will host a conference call to discuss Magnetek's Transition Period 2011 first quarter results. The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com. A replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for ninety days. A replay of the call also will be available through November 23, 2011, by phoning 617-801-6888 (passcode # 14037342).

Magnetek, Inc. (NYSE: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Canonsburg, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fiscal quarter ending January 1, 2012. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company's ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company's financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company's public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended
	(Unaudited)
	October 2,	October 3,
	2011	2010
Results of Operations:	(13 weeks)	(14 weeks)
Net sales	$29,220	$24,877
Cost of sales	19,408	17,333
Gross profit	9,812	7,544
Research and development	1,029	996
Pension expense	1,363	1,717
Selling, general and administrative	5,170	3,897
Income from operations	2,250	934
Interest income	—	(1)
Income from continuing operations
before provision for income taxes	2,250	935
Provision for income taxes	284	272
Income from continuing operations	1,966	663
Loss from discontinued operations, net of taxes	(232)	(392)
Net income	$1,734	$271

Per common share - basic and diluted:
Income from continuing operations	$0.06	$0.02
Loss from discontinued operations	$(0.01)	$(0.01)
Net income	$0.05	$0.01

Weighted average shares outstanding:
Basic	31,431	31,230
Diluted	32,032	31,319

	Three months ended
	(Unaudited)
	October 2,	October 3,
	2011	2010
Other Data:	(13 weeks)	(14 weeks)
Depreciation expense	$212	$258
Amortization expense	13	13
Capital expenditures	319	274

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands)

	October 2,
	2011	July 3,
	(Unaudited)	2011
Cash	$13,863	$12,269
Restricted cash	262	262
Accounts receivable	16,291	18,237
Inventories	13,940	14,329
Prepaid and other current assets	752	530
Total current assets	45,108	45,627

Property, plant & equipment, net	3,716	3,622
Goodwill	30,442	30,519
Other assets	5,342	5,665
Total assets	$84,608	$85,433

Accounts payable	$11,637	$12,083
Accrued liabilities	6,571	8,341
Total current liabilities	18,208	20,424

Pension benefit obligations, net	59,226	61,382
Other long-term obligations	1,308	1,318
Deferred income taxes	7,001	6,771

Common stock	315	314
Paid in capital in excess of par value	140,161	139,878
Accumulated deficit	(1,225)	(2,959)
Accumulated other comprehensive loss	(140,386)	(141,695)
Total stockholders' deficit	(1,135)	(4,462)

Total liabilities and stockholders' deficit	$84,608	$85,433